CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of
Oppenheimer Global Multi Strategies Fund:

We consent to the use of our report dated July 23, 2012, with respect to the financial statements and financial highlights of Oppenheimer Global Multi Strategies Fund and Oppenheimer Global Multi Strategies Fund (Cayman) Ltd., incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP
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KPMG LLP

Denver, Colorado
September 25, 2012